Exhibit 10.62

January 17, 2011

Catherine Morales

[Address]

[City, State, Zip Code]

Dear Catherine:

We are pleased to offer you the position of Executive Vice President, General Manager of INPUT for Deltek, Inc. (the “Company”). We are very excited about the Company’s future and equally excited at the prospect of you joining our team. The following are the terms and conditions of your offer.

Start Date: Your start date with the Company will be March 1, 2010.

Reporting Responsibilities: As Executive Vice President, General Manager of INPUT, you will report to Kevin Parker, President and CEO.

Base Salary and Annual Bonus: Your annual base salary will be $310,000 payable in accordance with the Company’s standard payroll policy, and will be reviewed periodically. You will have an annual bonus target of $140,000. Bonuses will be paid quarterly, based on a combination of your satisfaction of actual performance against agreed targets and the Company’s actual performance against targets, and your actual bonuses may be more than or less than your bonus target. All payments to you by the Company will be subject to any required withholding of taxes.

In addition, and as discussed, your quarterly bonus for the first two quarters after your start date will be paid at 100% of your quarterly bonus target.

Other Benefits: You will be provided with the Company’s standard benefits package, which currently includes medical coverage, 401(k) plan participation and four weeks of paid vacation. You will be reimbursed pursuant to the Company’s expense reimbursement policy for the covered business expenses that you incur in connection with your service to the Company.

Restricted Stock: On or as soon as practicable after your start date and upon approval of the Board, the Company will award to you 60,000 shares of restricted common stock, par value $0.001 per share, of the Company (and including any securities into which such shares are changed or for which such shares are exchanged) (the “Common Stock”). These shares will vest in 25% increments annually over four years from March 1, 2011 and will be granted pursuant to the Company’s Amended and Restated 2007 Stock Option Plan and will be evidenced by a Restricted Stock Agreement in a form customarily used by the Company for its employee participants, a copy of which has been provided to you.

At-Will Employment; Severance: You will have no set term of employment, and your employment will be at will.

If your employment is terminated before a Change in Control either by the Company without Cause or by you for Good Reason, then the Company shall continue to pay you your then current base salary as of the date of termination for six months thereafter. In addition, upon any termination that entitles you to the foregoing severance benefits, the Company will also continue your coverage under the Company’s medical benefit plan for twelve months at the active-employee premium rate.

If your employment is terminated on the date of or within 18 months following a Change in Control either by the Company or its successors without Cause or by you for Good Reason, then the Company shall: (1) continue to pay you your then current base salary as of the termination date for 18 months thereafter, (2) pay you 150% of your then current target annual bonus (based on your target annual bonus in effect in the period in which you are terminated), and (3) continue your medical coverage under the Company’s medical benefit plan for 18 months at the active-employee premium rate.

The continuation of base salary will be paid in substantially equal installments over the severance period in accordance with the Company’s standard payroll practices with respect to active employees, but not less frequently than monthly. The payment of any bonus amount will be made in a lump sum at such time as bonuses are generally paid to employees during the period in which you are terminated. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the salary continuation severance payment or bonus award severance payment if paid as described above, then payment of the salary continuation severance payment and bonus award severance payment shall be ordered so as to avoid the imposition of the excise tax, as follows: (i) as much of the bonus award severance payment as may be paid without the imposition of the excise tax shall be paid as described above, and any remaining portion of the bonus award severance payment shall be paid upon the day following the six-month anniversary of the termination date; and (ii) if any installments of the salary continuation payment may be paid (in whole or in part) as described above without the imposition of the excise tax, then such installments shall be paid as described above, and the remaining installments shall commence upon the day following the six-month anniversary of the termination date, and the first installment paid upon the day following the six-month anniversary of the termination date shall include all portions of the salary continuation severance payment that would have been paid but for the application of Section 409A to the salary continuation severance payment. The Company’s obligations to make any payments and (if applicable) continue the medical coverage as set forth above is conditioned upon: (x) your execution and delivery of, and your continued compliance with the obligations under, the Confidential Information, Intellectual Property and Non-Competition Agreement, the form of which is attached as Annex B, and (y) your execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached as Annex C.

For purposes of this letter, “Change in Control,” “Cause” and “Good Reason” will have the meanings set forth on Annex A.

Effect of Section 280G: Notwithstanding any provision in this letter or any other plan, program or arrangement of the Company to the contrary, payments to be made to you in the event of a change in ownership or effective control of the Company or a change in ownership of a substantial portion of its assets (within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) shall be reduced, but only if and to the extent that a reduction in the payments to you would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the excise tax payable under Section 4999 of the Code) than if you received the entire amount of such payments without reduction. If the payments are to be reduced as described above, then, unless you give prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate such payments (i) by first reducing or eliminating the portion of such payments which is not payable in cash (other than that portion of such payments that is subject to clause (iii) below), (ii) then by reducing or eliminating cash payments (other than that portion of such payments subject to clause (iii) below) and (iii) then by reducing or eliminating the portion of such payments (whether or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or any successor provision thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change in Control. Any notice you give pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

Background Investigations: As a condition of your employment, you must successfully complete a pre-employment background investigation and reference check. The successful results of the background investigation and reference check must be obtained prior to the commencement of your employment. The Company reserves the right to conduct background investigations following the commencement of your employment.

Employee Covenants: As a condition of your employment, not later than your start date, you will execute and deliver the Company’s form of Employee Confidential Information, Intellectual Property, and Non-Competition Agreement, which is attached hereto as Annex B.

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If the foregoing terms and conditions are consistent with your understanding, please sign this letter below and return a copy to me. Catherine, I am confident that you will be a valuable addition to our team, and I look forward to working with you.

Very truly yours,

/s/ Kevin Parker

Kevin Parker President and Chief Executive Officer

Deltek, Inc.

ACCEPTED AND AGREED:

/s/Catherine Morales 1/26/11
Catherine Morales Date

Annex A

Definitions

A “Change in Control” will have occurred if (A) any third party not affiliated with New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (collectively, “New Mountain”), but excluding the deLaski Shareholders (as defined in the Shareholders’ Agreement, dated as of April 22, 2005, to which (among others) the Company and New Mountain are parties), owns, directly or indirectly, more voting capital stock of the Company than New Mountain owns or (B) a third party not so affiliated has or obtains the right to elect a majority of the Board.

“Cause” shall mean (A) a conviction of you for the commission of a felony, (B) a commission by you of one or more acts involving fraud or gross misconduct that cause material damage to the Company, (C) a material violation by you of the Confidential and Proprietary Information, Assignment of Inventions and Noncompetition Agreement or (D) your breach of any material terms of this letter (unless such breach can be fully cured and is fully cured within 30 days after written notice by the Company to you identifying such breach). Prior to terminating your employment for Cause pursuant to clause (D), you shall be given (1) a written notice of such determination setting forth the nature of such alleged Cause item and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board (with the assistance of your counsel if you so elect) to discuss such item and required corrective action and (3) a reasonable opportunity to take the required action and cure such item.

“Good Reason” shall mean (A) (x) a material reduction, without your written consent, of the nature and scope of the authorities, powers, functions or duties assigned to you, or (y) any reduction, without your prior written consent, of your compensation (including, without limitation, your annual base salary or target annual bonus opportunity), (B) the Company’s requiring you, without your prior written consent, to change the office location at which you are based which results in your having a commute to such location from your residence in excess of 75 miles or in excess of 120% (in miles) of your commute immediately prior to the date of such change of location, whichever is greater, or (C) the Company’s breach of any material terms of your employment or this letter, and, in the case of clause (A) or (C), such reduction or breach is not cured within 30 days after written notice by you to the Company identifying such reduction or breach. In order to constitute termination for Good Reason, you must terminate your employment within 60 days after the basis for such termination becomes known to you (or, in the case of clause (A) or (C), within 30 days after the Company has failed to cure such reduction or breach).

Annex C

Form of Release of Claims

WAIVER AND RELEASE OF CLAIMS

1. General Release. In consideration of the payments and benefits to be made under the letter from Deltek, Inc. (the “Company”) to [                    ] (the “Employee”), dated as of                         , (the “Employment Letter”), the Employee, with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (individually, a “Company Released Party,” and collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time prior to the date of this Agreement had, owned or held, against any Company Released Party (each, an “Action”) arising out of or in connection with the Employee’s service as an employee, officer and/or director of any member of the Company Affiliated Group (or the predecessors thereof), including, without limitation, (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or cash incentive or bonus payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any Federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a)	rights of the Employee under this Waiver and Release of Claims and the Employment Letter;

(b)	rights of the Employee relating to equity awards held by the Employee as of his or her date of termination;

(c)	the right of the Employee to receive COBRA continuation coverage in accordance with applicable law and the Employment Letter;

(d)	rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the bylaws or certificate of incorporation of any Company Released Party or (iii) as an insured under any directors and officers liability insurance policy now or previously in force;

(e)	claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan or arrangement of the Company Affiliated Group; and

(f)	claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.

2. No Admissions, Complaints or Other Claims. The Employee acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Employee also acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3. Application to all Forms of Relief. This Waiver and Release of Claims applies to any form of relief, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorneys’ fees and expenses.

4. Specific Waiver. The Employee specifically acknowledges that his or her acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing in this Waiver and Release of Claims shall be deemed, nor does anything in this Agreement purport, to be a waiver of any right or Action which by law the Employee is not permitted to waive.

5. Voluntariness. The Employee acknowledges and agrees that he or she is relying solely upon his or her own judgment; that the Employee is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Employee is signing this Waiver and Release of Claims of his or her own free will; that the Employee has read and understood the Waiver and Release of Claims before signing it; and that the Employee is signing this Waiver and Release of Claims in exchange for consideration that he or she believes is satisfactory and adequate. The Employee also acknowledges and agrees that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

6. Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7. Acceptance and Revocability. The Employee acknowledges that he or she has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Employee signs it. The Employee may revoke his or her acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, will void this Waiver and Release of Claims for all purposes.

8. Governing Law. Except for issues or matters as to which Federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to its conflicts of laws principles.

[Employee]